EXHIBIT 10.1

SEVERANCE AGREEMENT AND RELEASE
BETWEEN
FABRICA INTERNATIONAL
THE DIXIE GROUP, INC.
AND
ROYCE RENFROE

A. INTRODUCTION

          Royce Renfroe's employment with Fabrica International, a California Corporation, or one of its subsidiary or affiliated companies will end on May 4, 2005 which is Renfroe's "release date." The purpose of this Severance Agreement and Release (the "Agreement") is to state the conditions of Employee's termination and to resolve any dispute that might exist between Employee, Dixie and Fabrica. In this Agreement, "Employee" means Royce Renfroe, and "Fabrica" means Fabrica International. The Dixie Group, Inc. ("Dixie") is the Corporate Parent of Fabrica.

          Employee and Employer are parties to that certain Employment Agreement dated as of the 1st day of July, 2000 (the "Employment Agreement"), issued in connection with the acquisition of Employer by The Dixie Group, Inc. ("Dixie").

B. DIXIE'S AND FABRICA'S PROMISES TO EMPLOYEE

          In return for the promises of Employee contained in this Agreement, Fabrica and Dixie promise to do the following:

(1)   Fabrica will pay Employee $230,000.00, under the conditions and limitations set forth in Paragraph B. (2).

(2)   Fabrica will pay the sum in Paragraph B. (1):

(a).   By continuing Employee's pay on a bi-weekly basis until Employee has received the amount listed. Once the Fabrica payroll begins processing through Dixie, payment of severance will be made on a twice monthly basis.

(b).   Payments will be mailed to Employee's home on or after Employee's customary pay days. Direct deposit is not applicable to severance pay.

(c).   Employee will start receiving checks for these payments after the revocation date of this agreement passes.

(d).   If Employee dies prior to the end of the severance payments, the payments will discontinue at the end of the month in which death occurs.

(e).   From each payment Fabrica will make the required deductions for state and federal income taxes, FICA, etc.

C. EMPLOYEE'S PROMISES TO FABRICA AND DIXIE

          In exchange for the promises of Fabrica and Dixie contained in this Agreement, Employee promises to do the following:

(1)   Employee agrees to keep this document and its promises confidential and will not discuss any of the agreed upon terms with any party other than the employee's spouse, tax advisor and legal advisor, all of which shall be notified of and bound by this promise. The company will only reveal information contained in this agreement as required by law.

(2)   Employee releases and discharges Dixie, Fabrica, any parent corporations, any subsidiaries, any related corporations, entities or persons, and all their employees, directors, and agents from all legal, equitable, and administrative claims that Employee may have against any of them. Employee agrees that this includes the waiver of any claims arising from Employee's employment with, or termination from Fabrica or Dixie. This release specifically includes, but is not limited to, claims based upon or related to:

(a)   Any claim that Employee may have or assert against Employer under or as a result of the Employment Agreement, and the termination of Employee's employment thereunder.

(b)   The Age Discrimination in Employment Act;

(c)   The Employee Retirement Income Security Act;

(d)   Actual or alleged violations of any federal or state law that prohibits employment discrimination, retaliation, or a termination of employment in violation of public policy; and

(e)   All other claims, including but not limited to, claims for attorneys' fees, arising under any federal, state, or local statutes, common law, ordinances, or equity.

(3)   Employee waives any right Employee may have to recover in any proceeding that is based in whole or in part on claims released by Employee in this Agreement. For example, Employee waives any right to monetary recovery or reinstatement if such a charge or action is successfully brought against Fabrica or Dixie or is settled, whether by Employee, the EEOC, or by any other person or entity, including any state or federal agency.

(4)   Employee agrees that this release includes any claim that Employee may have, including claims of which Employee may not presently be aware. This Agreement does not release any claims that may arise after Employee signs this Agreement.

(5)   Employee and Employer agree that the payments to Employee provided in accordance with the terms of this Severance Agreement shall be deemed to be payment in full to Employee of any payment otherwise due Employee pursuant to Section 5(d) of the Employment Agreement (as well as any other payment required by said agreement).

(6)   Employee agrees to return all documents, customer and price listings, keys, credit cards, samples and equipment of Fabrica or Dixie that is in Employee's possession. Should Employee fail to return any of the above items, Employee agrees to have the value of those items deducted from Employee's severance pay. If items or equipment are returned and are found to be in less than acceptable condition, Employee agrees to be responsible for the required repair or replacement.

D. MISCELLANEOUS TERMS AGREED TO BY THE PARTIES

          In exchange for the promises made by and to Employee, Dixie and Fabrica, they mutually agree to the following terms:

(1)   The language of all parties of this Agreement shall be construed as a whole and according to its fair meaning, and not strictly for or against either party. It is expressly understood and agreed that any rule requiring construction of this Agreement against the drafter will not apply in any dispute involving the Agreement.

(2)   Dixie and Fabrica do not admit violating any state, federal, or local laws by entering into this Agreement.

(3)   This Agreement contains the entire and only Agreement between Dixie, Fabrica and Employee concerning the subject matter hereof. Both parties waive any oral or written promises or assurances that are not contained in, or expressly incorporated into, this Agreement.

(4)   In further consideration of the severance payments, Employee agrees that the provisions of Section 8(a) of the Employment Agreement shall continue in full force and effect for a period of two (2) years from the date hereof, and that the provisions of Sections 7 and 8(b) of the Employment Agreement shall continue in full force and effect notwithstanding the termination of Employee's employment.

(5)   This Agreement shall be binding upon and be for the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, and assigns.

E. EMPLOYEE'S ASSURANCES TO FABRICA AND DIXIE

          This Agreement is a legal document with legal consequences. Dixie and Fabrica want to be certain Employee fully understands the legal effect of signing this Agreement. Employee, therefore, makes the following assurances:

(1) I have carefully read this complete Agreement.

(2) The Agreement is written in language that I understand.

(3) I understand all of the provisions of this Agreement.

(4) I understand that this Agreement is a waiver of any and all claims I may have against Fabrica, Dixie and all the other parties listed in Paragraph C.(2).

(5) I also understand that this Agreement is a waiver of any and all claims of age discrimination I have under the Age Discrimination in Employment Act.

(6) I willingly waive any and all claims, known or unknown, in exchange for the promises of Fabrica and Dixie in this Agreement. I understand, however, that I am not releasing any claims that arise after I sign this Agreement.

(7) I want to enter this Agreement. I recognize that the Agreement is financially beneficial to me. I further acknowledge that the benefits I receive under this Agreement are benefits to which I am not already entitled.

(8) I enter this Agreement freely and voluntarily. I am under no coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.

(9) I have not relied on any representations, promises, or statements that are not contained in this Agreement.

(10) I understand that this Agreement is a contract. As such, I understand that either party may enforce it.

(11) I have read and understand the additional information on Page 7 of this Agreement. This concerns information to me from Fabrica and Dixie regarding how various employee benefits and pay issues are handled as a result of my termination.

(12) I have been given a period of twenty-one (21) days to decide whether to enter into this Agreement. This twenty-one (21) day period has provided me with sufficient time to consider my options and to seek the advice of legal counsel, tax or financial advisors, or family members whose advice I value.

(13) After signing this Agreement, I have a period of seven (7) days to revoke it. I can revoke this Agreement by notifying Daniel K. Frierson, Chairman, in writing of my decision to revoke the Agreement within the seven (7) day period. In fact, this Agreement is not effective until the eighth (8th) day after it is signed.

(14) Dixie and Fabrica have urged me, in writing, to review this document with an attorney prior to signing.

ADDITIONAL INFORMATION

(A)   If you are covered by health and/or dental insurance through Fabrica or Dixie, any of its subsidiaries, COBRA instructions will be mailed to your home.

(B)   You will receive rollover instructions from T. Rowe Price if you participate in the 401(k) Retirement Savings Plan.

(C)   If you are a participant in the Non-Qualified Retirement Plan, you may request a payout according to terms of the plan. Please contact Jeff Laseter at (706) 876-5806 for more information.

(D)   I understand that my life insurance and my long term disability insurance will end with my last day of active employment.

(E)   All provisions of the contract signed by you on June 30, 2000 will be covered by and enforced as a part of this severance and release agreement.

ADDITIONAL ITEMS AGREED TO

(1)   Dixie/Fabrica will pay the cost of Royces' COBRA for the duration of this severance agreement through May 4, 2006.

(2)   Dixie will accelerate vesting of the remaining 7,500 options that were granted on June 30, 2000. They may not be exercised until the revocation period has passed.

          IN WITNESS THEREOF, we have hereunto set our hand and seal:

EMPLOYEE	THE DIXIE GROUP, INC.

/s/ ROYCE RENFROE Date: 5-4-05	By: /s/ DANIEL K. FRIERSON Date: 5-4-05
Its: Chairman

FABRICA INTERNATIONAL

By: /s/ W. DEREK DAVIS Date: 5-4-05
Its: Vice President

Return the original signed and initialed copy of this document to:
Derek Davis
The Dixie Group, Inc.
2208 S. Hamilton Street
Dalton, Georgia 30721
(706) 876-5804